UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2015

Escalera Resources Co.

(Exact name of registrant as specified in its charter)

Maryland	1-33571	830214692
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1675 Broadway, Suite 2200, Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) - 794-8445

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement.

On September 22, 2015, the Company entered into a Negotiation Agreement (the “Negotiation Agreement”) with its credit facility lenders. The Negotiation Agreement includes guidelines for more detailed discussions and negotiations between the Company and its credit facility lenders regarding the Company’s liquidity needs, projected cash flows, and insolvency considerations, among other things. Under the Negotiation Agreement, anything discussed or negotiated between the parties is not binding until such considerations and/or terms are included in a written definitive agreement executed by all parties to the Negotiation Agreement. The Company and its subsidiaries also acknowledged several events of default exist under the credit facility and that as a result the credit facility lenders are terminated from any further credit extensions to the Company.

The Negotiation Agreement also provides for the credit facility lenders to make introductions and/or initiate communications with potential partners, investors, or lenders and the Company. Additionally, the Negotiation Agreement requires the Company to advance $50,000 for the engagement of a financial advisor for the credit facility lenders, as provided for under the Company’s credit agreement.

There can be no assurance that the Negotiation Agreement will result in any favorable outcome for the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ESCALERA RESOURCES CO.

Date: September 28, 2015	By:	/s/ Adam Fenster
	Name:	Adam Fenster
	Title:	Chief Financial Officer